Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS IMPROVED Q1 2020 RESULTS

•	Implements Pandemic Response Plan

•	Strengthens Liquidity

•	Affirms Capital Expenditure Plan

DALLAS (May 4, 2020) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended March 31, 2020 net income of $131 million compared to net income of $116 million in the first quarter of 2019.

“COVID-19 has presented our business, our customers, and our economy with unprecedented challenges. The safety and health of our employees, our customers, and the communities we serve is fundamental to everything we do, and we have implemented our pandemic response plan to ensure the safety of all our stakeholders,” said Oncor CEO Allen Nye. “Oncor’s strong results this quarter are a testament to the strength of our business, the resiliency of the Texas economy, and the diversity of the Oncor service territory. We remain focused on providing the critical energy infrastructure and essential, reliable electric service our customers need during this challenging time. Texas will get through this, and come out a stronger, more vibrant economy on the other side.”

Oncor’s $15 million quarter over quarter improvement was primarily driven by the impacts of the assets acquired in the InfraREIT transaction, increases in base transmission and distribution rates, and customer growth, partially offset by lower consumption due to weather, and increases in operation and maintenance expense, depreciation and amortization, property taxes and interest expense. Financial and operational results are provided in Tables A, B, C and D below.

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Oncor

1616 Woodall Rodgers Freeway

Dallas, Texas 75202

oncor.com

COVID-19

As a critical infrastructure provider of electricity transmission and distribution services, Oncor’s operations have continued throughout the pandemic. Early on, Oncor implemented its pandemic response plan and took various precautionary actions under the plan to protect its workforce and critical operations. In April, Oncor also announced $1.7 million in donations to community non-profit organizations across its service territory that serve those most affected by the COVID-19 pandemic.

To aid residential customers unable to pay their electricity bills due to the impact of COVID-19, the Public Utility Commission of Texas (“PUCT”) established the COVID-19 Electricity Relief Program (“COVID-19 ERP”). In April, Oncor began collecting a surcharge on customer bills to fund the program. Oncor also received a $7.3 million interest free unsecured loan from the Electric Reliability Council of Texas to be used for initial funding of the COVID-19 ERP. The PUCT also authorized the creation of regulatory assets with respect to the COVID-19 ERP and other costs resulting from the pandemic, and as a result, Oncor has been recording incremental costs incurred as a result of the pandemic as a regulatory asset.

To date, the COVID-19 pandemic has not had a material adverse impact on Oncor’s business, financial condition, or results of operations. Based on preliminary April 2020 results, distribution base revenues are currently estimated to be approximately 1% higher than April 2019 distribution base revenues, with an estimated 10% increase in residential revenue partially offset by an estimated 5.5% decrease in large commercial and industrial revenue as compared to the same period last year. On a weather normalized basis, distribution base revenues are currently estimated to be approximately 1.7% lower than April 2019 distribution base revenues. Consistent with previous years, we expect weather to continue to be the largest driver of revenues for the remainder of 2020. However, the length and severity of the pandemic are difficult to forecast, and Oncor cannot predict whether, or to what extent, the pandemic will have a material adverse impact on Oncor’s business, financial condition, or results of operations in the future.

Liquidity

Oncor’s available liquidity as of May 1, 2020 totaled $2.5 billion, consisting of cash on hand and available credit capacity. Oncor believes it has sufficient liquidity to fund current obligations, projected working capital requirements, maturities of long-term debt and capital spending for at least the next twelve months.

Capital Expenditures

Last year, Oncor announced the largest five-year capital expenditure plan in its history, expecting to spend $11.9 billion from 2020-2024. In the first quarter of 2020, Oncor continued to execute on that plan, spending $628 million of its planned $2.5 billion of capital expenditures for the year and connecting approximately 18,000 new premises. Over half of the planned five-year capital budget relates to transmission projects, and approximately 90% of the planned transmission projects through 2021 require no further regulatory approvals to begin construction. Oncor is monitoring the impacts of COVID-19 and reduced oil prices on its service territory and planned capital expenditures, but currently does not expect material decreases to its five-year capital expenditure plan.

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Sempra Energy Internet Broadcast Today

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of first quarter 2020 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will also participate in the broadcast. Access is available by logging onto Sempra Energy’s website, sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to participate in the live webcast, a replay of Sempra Energy’s call will be available a few hours after its conclusion on Sempra Energy’s website or by dialing (888) 203-1112 and entering passcode 8909332.

Oncor’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 will be filed with the U.S. Securities and Exchange Commission after Sempra Energy’s conference call and once filed, will also be available on Oncor’s website, oncor.com.

Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Net Income

Three Months Ended March 31, 2020 and 2019; $ millions

	Q1 ‘20	Q1 ‘19
Operating revenues	$1,072	$1,016

Operating expenses:
Wholesale transmission service	245	260
Operation and maintenance	232	221
Depreciation and amortization	193	172
Provision in lieu of income taxes	29	25
Taxes other than amounts related to income taxes	131	122

Total operating expenses	830	800

Operating income	242	216
Other deductions and (income) — net	13	17
Nonoperating benefit in lieu of income taxes	(3)	(3)
Interest expense and related charges	101	86

Net income	$131	$116

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Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows

Three Months Ended March 31, 2020 and 2019; $ millions

	Q1 ‘20	Q1 ‘19
Cash flows — operating activities:
Net income	$131	$116
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	213	192
Provision in lieu of deferred income taxes – net	13	8
Other – net	—	(2)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	(3)	(20)
Other operating assets and liabilities	(152)	(108)

Cash provided by operating activities	202	186

Cash flows — financing activities:
Issuances of long-term debt	1,250	—
Repayment of long-term debt	(462)	—
Net change in short-term borrowings	(46)	328
Capital contributions from members	87	70
Distributions to members	(91)	(71)
Debt discount and financing costs – net	(34)	—

Cash provided by financing activities	704	327

Cash flows — investing activities:
Capital expenditures	(628)	(523)
Other – net	8	12

Cash used in investing activities	(620)	(511)

Net change in cash and cash equivalents	286	2
Cash and cash equivalents — beginning balance	4	3

Cash and cash equivalents — ending balance	$290	$5

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Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets

At March 31, 2020 and December 31, 2019; $ millions

	At 3/31/20	At 12/31/19
ASSETS
Current assets:
Cash and cash equivalents	$290	$4
Trade accounts receivable – net	656	661
Amounts receivable from members related to income taxes	—	3
Materials and supplies inventories — at average cost	159	148
Prepayments and other current assets	106	96

Total current assets	1,211	912
Investments and other property	126	133
Property, plant and equipment – net	19,816	19,370
Goodwill	4,740	4,740
Regulatory assets	1,720	1,775
Operating lease ROU and other assets	141	106

Total assets	$27,754	$27,036

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$—	$46
Long-term debt due currently	148	608
Trade accounts payable	393	394
Amounts payable to members related to income taxes	32	22
Accrued taxes other than amounts related to income	92	236
Accrued interest	94	83
Operating lease and other current liabilities	205	237

Total current liabilities	964	1,626
Long-term debt, less amounts due currently	9,256	8,017
Liability in lieu of deferred income taxes	1,846	1,821
Regulatory liabilities	2,786	2,793
Employee benefit, operating lease and other obligations	1,998	1,980

Total liabilities	16,850	16,237

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2020 and 2019 – 635,000,000	11,065	10,938
Accumulated other comprehensive loss	(161)	(139)

Total membership interests	10,904	10,799

Total liabilities and membership interests	$27,754	$27,036

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Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three Months Ended March 31, 2020 and 2019; mixed measures

	Q1 ‘20	Q1 ‘19
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	9,417	10,319
Commercial, industrial, small business and other	21,003	19,793

Total electric energy volumes	30,420	30,112

Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (nonstorm)	84.0	82.0
System Average Interruption Frequency Index (SAIFI) (nonstorm)	1.3	1.2
Customer Average Interruption Duration Index (CAIDI) (nonstorm)	67.0	68.2
Electricity distribution points of delivery (based on number of active meters)—end of period and in thousands	3,703	3,639

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. The statistics presented are based on twelve months ended March 31, 2020 and 2019 data.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest distribution and transmission system in Texas, delivering power to more than 3.7 million homes and businesses and operating more than 139,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra Energy, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements in this news release, other than statements of historical facts (often, but not always, through the use of words or phrases such as ”expects,” “estimates,” “projected,” “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “should,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. They involve risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: prevailing governmental policies and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena; health epidemics and pandemics, including the evolving COVID-19 pandemic and its impact on Oncor’s business and the economy in general; acts of sabotage, wars or terrorist or cyber security threats or activities; economic conditions, including the impact of a recessionary environment; unanticipated population growth or decline, or changes in market demand and demographic patterns; changes in business strategy, development plans or vendor relationships; unanticipated changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial obligations to us, including failure of counterparties to perform under agreements; general industry trends; hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by us; significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in critical accounting policies material to us; commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of disruptions in U.S. credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial restrictions under our revolving credit facility, term loan credit agreements, note purchase agreements, and indentures governing our debt instruments; our ability to generate sufficient cash flow to make interest payments on our debt instruments; actions by credit rating agencies; and our ability to effectively execute our operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

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